Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of ONEOK Partners GP, L.L.C. as General Partner of ONEOK Partners, L.P.:

We consent to the incorporation by reference in the registration statement (Nos. 333-66949 and 333-72696) on Form S-8 and (Nos. 333-137419) on Form S-3 of ONEOK Partners, L.P. (the Partnership) of our report dated February 28, 2007 except for Note J as to which the date is February 27, 2008, with respect to the consolidated balance sheet of the Partnership, as of December 31, 2006 and the related consolidated statements of income, cash flows, and changes in partners’ equity and comprehensive income for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007, annual report on Form 10-K of the Partnership.

/s/ KPMG LLP

February 27, 2008

Tulsa, OK